Exhibit (2)(l)(ii)

October 22, 2019

Bluestone Community Development Fund

37 West Avenue, Suite 301

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 26, 2013 regarding the sale of shares of Bluestone Community Development Fund (f/k/a The Pennant 504 Fund). In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.